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                                  EXHIBIT 21.1

LIST OF SUBSIDIARIES

The following is a list of all subsidiaries of Kalan Gold Corporation as of December 31, 2000.


Name of Subsidiary                                           Jurisdiction of Incorporation or
                                                             Organization
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
Animated Electronic Industries Sdn Bhd ("AEI"),               Malaysia
a wholly owned subsidiary of the Company

Perwimas Telecommunications Sdn Bhd, a                        Malaysia
86.4% owned subsidiary of AEI
